Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Axcella Health.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Axcella Health, effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5450(a)(1). The Company was notified of the Staff determination on June 29, 2023. On July 6, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On August 16, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On October 3, 2023, the Company received an additional delist determination for its failure to meet the requirements in Listing Rules 5450(b)(2)(A) and Listing Rule 5450(b)(2)(C).
On November 8, 2023, the Company received an additional delist determination letter pursuant to Staff attributions under Listing Rule 5101. Additionally, on November 16, 2023, the
Company was issued a new delist determination for its failure to meet the requirements in Listing Rule 5250(c)(1).
On November 21, 2023, the Panel issued a final decision denying the Company continued listing. The Company securities were suspended on November 24, 2023. The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council
(Council) and the Council did not call the matter for review.
The Staff determination to delist the Company became final on January 8, 2024.